EXHIBIT 12.1

PS BUSINESS PARKS, INC.

EXHIBIT 12.1:

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30,
	2003	2002
Net income	$38,491,000	$44,018,000
Minority interest	23,494,000	24,256,000
Interest expense	3,013,000	4,098,000

Earnings available to cover fixed charges	$64,998,000	$72,372,000

Fixed charges (1)	$3,013,000	$4,386,000
Preferred distributions	26,335,000	24,720,000

Combined fixed charges and preferred distributions	$29,348,000	$29,106,000

Ratio of earnings to fixed charges	21.57	16.50

Ratio of earnings to combined fixed charges and preferred distributions	2.21	2.49

	Years Ended December 31,
	2002	2001	2000	1999	1998
Net income	$57,430,000	$49,870,000	$51,181,000	$41,255,000	$29,400,000
Minority interest	32,170,000	27,489,000	26,741,000	16,049,000	11,208,000
Interest expense	5,324,000	1,715,000	1,481,000	3,153,000	2,361,000

Earnings available to cover fixed charges	$94,924,000	$79,074,000	$79,403,000	$60,457,000	$42,969,000

Fixed charges (1)	$5,612,000	$2,806,000	$2,896,000	$4,142,000	$2,629,000
Preferred distributions	33,339,000	22,961,000	17,273,000	7,562,000	—

Combined fixed charges and preferred distributions	$38,951,000	$25,767,000	$20,169,000	$11,704,000	$2,629,000

Ratio of earnings to fixed charges	16.91	28.18	27.42	14.60	16.34

Ratio of earnings to combined fixed charges and preferred distributions	2.44	3.07	3.94	5.17	16.34

(1)	Fixed charges include interest expense plus capitalized interest, if any.

PS BUSINESS PARKS, INC.

EXHIBIT 12.1

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

Supplemental disclosure of Ratio of Funds from Operations (“FFO”) to fixed charges:

	Nine Months Ended September 30,
	2003	2002
FFO	$77,877,000	$79,683,000
Interest expense	3,013,000	4,098,000
Minority interest in income—preferred units	14,430,000	13,237,000
Preferred dividends	11,905,000	11,483,000

Adjusted FFO available to cover fixed charges	$107,225,000	$108,501,000

Fixed charges (1)	$3,013,000	$4,386,000
Preferred distributions	26,335,000	24,720,000

Combined fixed charges and preferred distributions	$29,348,000	$29,106,000

Ratio of FFO to fixed charges	35.59	24.74

Ratio of FFO to combined fixed charges and preferred distributions	3.65	3.73

	Years Ended December 31,
	2002	2001	2000	1999	1998
FFO	$105,443,000	$95,472,000	$88,181,000	$79,760,000	$59,516,000
Interest expense	5,324,000	1,715,000	1,481,000	3,153,000	2,361,000
Minority interest in income—preferred units	17,927,000	14,107,000	12,185,000	4,156,000	—
Preferred dividends	15,412,000	8,854,000	5,088,000	3,406,000	—

Adjusted FFO available to cover fixed charges	$144,106,000	$120,148,000	$106,935,000	$90,475,000	$61,877,000

Fixed charges (1)	$5,612,000	$2,806,000	$2,896,000	$4,142,000	$2,629,000
Preferred distributions	33,339,000	22,961,000	17,273,000	7,562,000	—

Combined fixed charges and preferred distributions	$38,951,000	$25,767,000	$20,169,000	$11,704,000	$2,629,000

Ratio of FFO to fixed charges	25.68	42.82	36.93	21.84	23.54

Ratio of FFO to combined fixed charges and preferred distributions	3.70	4.66	5.30	7.73	23.54

(1)	Fixed charges include interest expense plus capitalized interest, if any.